EXHIBIT 4.2

As amended October 12, 1993, May 8, 1997, June 22, 1999 and May 16, 2006

CYBEROPTICS CORPORATION

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1.	Purpose of Plan

This plan shall be known as the “CyberOptics Corporation Stock Option Plan For Non-Employee Directors” and is hereinafter referred to as the “Plan.” The purpose of the Plan is to promote the interests of CyberOptics Corporation, a Minnesota corporation (the “Company”), by enhancing its ability to attract and retain the services of experienced and knowledgeable non-employee directors and by providing additional incentive for such directors to increase their interest in the Company’s long-term success and progress. Options granted under this Plan shall be nonqualified stock options which do not qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Stock Subject to Plan

Subject to the provisions of Section 10 hereof, the stock to be subject to options under the Plan shall be authorized but unissued shares of the Company’s common stock, no par value per share (the “Common Stock”). Subject to adjustment as provided in Section 10 hereof, the maximum number of shares on which options may be exercised under this Plan shall be 310,000 shares. If an option under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options thereafter granted during the term of the Plan.

3.	Administration of Plan

The Plan shall be administered by a committee composed of members of the Board of Directors of the Company other than those new Eligible Directors (the “Committee”). The Committee shall have plenary authority in its discretion, subject to the express provisions of this Plan, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations on the foregoing matters shall be final and conclusive.

4.	Eligibility.

Upon adoption of the amendments to the Plan at the annual meeting of shareholders of the Company held in 1999, each director who is not otherwise an employee of the Company or any subsidiary of the Company (an “Eligible Director”) shall automatically receive, on the date of the annual meeting of shareholders’ of the Company at which such Eligible Director is elected to serve on the Board of Directors and each annual meeting of shareholders of the Company thereafter, an option to purchase 4,500 shares of Common Stock under the Plan; provided, however, that (i) Eligible Directors serving on the Board of Directors prior to the annual meeting of shareholders of the Company held in 1999 shall not be granted options to purchase shares of Common Stock under the Plan until the annual meeting of shareholders of the company held in 2001 and (ii) options to purchase shares of Common Stock under the Plan shall only be granted to Eligible Directors who will continue to serve as Eligible Directors after the date of grant of such options.

5.	Price

The option price for all options granted under the Plan shall be the fair market value of the shares covered by the option on the date the option is granted. For purposes of this Plan, the fair market value of the Common Stock on a given date shall be (i) the average of the closing representative bid and asked prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on such date, if the Common Stock is then quoted on Nasdaq; (ii) the last sale price of the Common Stock as reported on the Nasdaq National Market System on such date, if the Common Stock is then quoted on the Nasdaq National Market System; or (iii) the closing price of the Common Stock on such date on a national securities exchange, if the Common Stock is then being traded on a national securities exchange. If on the date as of which the fair market value is being determined the Common Stock is not publicly traded, the Committee shall make a good faith attempt to determine such fair market value and, in connection therewith, shall take such actions and consider such factors as it deems necessary or advisable.

6.	Term

Each option and all rights and obligations thereunder shall, subject to the provisions of Section 8 herein, expire ten years from the date of granting of the option.

7.	Exercise of Option

(a)        Options granted to Eligible Directors prior to the annual meeting of shareholders of the Company held in 1999 that are not exercisable in full prior to the date thereof may not be exercised by the optionee until the date of the first annual meeting of shareholders of the Company held after the date of grant of the option, and may be exercised during the option period only as follows:

Number of Annual Meetings resulting in reelection since date of grant	Cumulative percentage of shares as to when option is exercised

less than 1	none
1	25%
2	50%
3	75%
4	100%

Such installments shall cumulate and, if in any year the full amount purchasable in such year is not purchased, the shares not purchased shall be purchasable in any subsequent year during the term of the option, subject to the provisions of Section 8 hereof.

(b)         Options granted under the Plan on the date of the annual meeting of shareholders of the Company held in 1999 and on the date of each annual meeting of shareholders of the Company held thereafter shall be exercisable in full on the date of the first annual meeting of shareholders of the Company held after the date of grant of the option.

(c)        The exercise of any option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws. An optionee desiring to exercise an option may be required by the Company, as a condition of the effectiveness of any exercise of an option granted hereunder, to agree in writing that all Common Stock to be acquired pursuant to such exercise shall be held for his or her own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will not be transferred or disposed of except in compliance with applicable federal and state securities laws.

(d)       An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company either (i) in cash (including check, bank draft or money order), or (ii) by delivering the Company's Common Stock already owned by the optionee having a fair market value on the date of exercise equal to the full purchase price of the shares, or (iii) by any combination of cash and the method specified in (ii) of this sentence; provided, however, that an optionee shall not be entitled to tender shares of Common Stock pursuant to successive, substantially simultaneous exercises of options granted hereunder or in any manner tantamount to the technique commonly referred to as “pyramiding.” For purposes of the preceding sentence, the fair market value of Common Stock tendered shall be determined as provided in Section 5 hereof as of the date of exercise. Until such person has been issued a certificate or certificates for the shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such shares.

8.	Effect of Termination of Directorship or Death or Disability

(a)        In the event that an optionee shall cease to be a director of the Company for any reason other than his or her gross and willful misconduct or death or disability, such optionee shall have the right to exercise the option at any time within 90 days after such termination of directorship to the extent of the full number of shares he or she was entitled to purchase under the option on the date of termination, subject to the condition that no option shall be exercisable after the expiration of the term of the option.

(b)       In the event that an optionee shall cease to be a director of the Company by reason of his or her gross and willful misconduct during the course of his or her service as a director of the Company, including but not limited to wrongful appropriation of funds of the Company, or the commission of a gross misdemeanor or felony, the option shall be terminated as of the date of the misconduct.

(c)         In the event that an optionee shall cease to be a director of the Company by reason of his or her death or disability, or if the optionee shall die within 90 days after termination of directorship for any reason other than his or her gross and willful misconduct, such optionee’s guardians, administrators or personal representatives shall have the right to exercise the option at any time within twelve months after such optionee’s death or date of termination of directorship by reason of disability to the extent of the full number of shares the optionee was entitled to purchase under the option on the date of termination, subject to the condition that no option shall be exercisable after the expiration of the term of the option.

(d)        Nothing in this Plan or in any agreement hereunder shall confer on any optionee any right to continue as a director of the Company or affect in any way any legal rights with respect to termination of such directorship or removal of such optionee as a director.

9.	Non-Transferability

No option granted under the Plan shall be transferable by optionee, otherwise than by will or the laws of descent or distribution. Except as provided in Section 8 herein with respect to disability of the optionee, during the lifetime of an optionee, the option shall be exercisable only by such optionee.

10.	Dilution or Other Adjustments

If there shall be any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options shall be made. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares subject to outstanding options and the exercise prices thereof in order to prevent dilution or enlargement of option rights.

11.	Amendment or Discontinuance of Plan

The Committee may amend or discontinue the Plan at any time; provided that, notwithstanding any other provision in this Plan to the contrary, in no event shall this plan be amended more than once during any six month period, except to comport with changes in the Internal Revenue Code or the rules thereunder. Subject to the provisions of Section 10, no amendment of the Plan shall, without shareholder approval: (a) increase the maximum number of shares with respect to which options may be granted under the Plan as provided in Section 2 hereof, (b) modify the eligibility requirements for participation in the Plan as provided in Section 4 hereof, or (c) change the date of grant or exercise price of, or the number of shares subject to, options granted or to be granted to Eligible Directors, as provided in Section 4 and 5 hereof. The Committee shall not alter or impair any option theretofore granted under the Plan.

12.	Time of Granting

Nothing contained in the Plan or in any resolution adopted or to be adopted by the Committee, the Board of Directors or the shareholders of the Company, and no action taken by the Committee (other than the execution and delivery of an option), shall constitute the granting of an option hereunder.

13.	Effective Date and Termination of Plan

(a) The Plan was amended by the shareholders of the Company on June 22, 1999, and shall be effective, as so amended thereafter.

(b) Unless the Plan shall have been discontinued as provided in Section 11 hereof, the Plan shall terminate on June 22, 2009. No option may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.